Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the headings “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of MainStay Fund Trust – MainStay Fiera SMID Growth Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 25, 2023